EXHIBIT 99.1

Table of Contents

Earnings Release and Table Listing

  Earnings Release Narrative
  Consolidated Balance Sheets
  Consolidated Statements of Income
  Selected Financial Data
    Net income (loss) by business segment
    Selected financial ratios
    Asset and liability activity
    Capital ratios (Bank only)
    Book value per share
    Number of branches including in-store locations
    Average balance sheet data
    Loan and deposit related fees
    Loan servicing income (loss), net
    Net gains (losses) on sales of loans and mortgage-backed securities
    Mortgage servicing rights activity (b)
    Mortgage loans serviced for others
    Loans held for investment
    Loans held for sale
    Residential one-to-four unit loans subject to negative amortization
    Non-performing assets
    Delinquent loans

Earnings Release and Table Listing

DOWNEY FINANCIAL CORP.
N E W S R E L E A S E	For further information contact: Brian E. Côté Chief Financial Officer (949) 509-4420

DOWNEY ANNOUNCES FIRST QUARTER 2008 RESULTS
AND DIVIDEND

          Newport Beach, California - April 21, 2008 - Downey Financial Corp. (NYSE: DSL) reported a net loss for first quarter 2008 of $247.7 million or $8.89 per share on a diluted basis, compared to net income of $42.9 million or $1.54 per share in the year-ago first quarter.

          In addition, the Board of Directors has declared a quarterly cash dividend of $0.12 per share payable on May 20, 2008, to shareholders of record on May 6, 2008. The Board also decided to suspend future dividend payments. Maurice McAlister, Chairman of the Board, commented, "Although it was a difficult decision, our Board of Directors believes the suspension of future dividends is in Downey’s best interest, as it will allow us to preserve capital during this difficult operating environment. The Board plans to reassess the dividend when economic conditions normalize."

          A significant factor contributing to the unfavorable change in net income/(loss) between first quarters was the recording of a $111.3 million valuation allowance against deferred tax assets in the current quarter within income taxes due to uncertainty regarding their realization.  In addition, the $309.7 million unfavorable change in pre-tax income/(loss) between first quarters was due primarily to:

  A $236.3 million increase in provision for credit losses;
  A $41.4 million or 33.1% decline in net interest income due to a lower level of interest-earning assets and a lower effective interest rate spread;
  A $23.3 million increase in operating expense due to higher costs related to the operation of real estate acquired in settlement of loans, while general and administrative expense was 0.9% lower; and
  A $7.1 million decline in net gains from the sale of loans and mortgage-backed securities due to both a lower level of loans sold and gain per dollar of loan sold.

          Rick McGill, President, commented, "As borrowers across the country continue to be adversely impacted by the ongoing weakening of the housing market, we remain focused on keeping our borrowers in their homes and avoiding foreclosures whenever possible. For example, we have had good success to date with our previously announced borrower retention program. Under that program, we modify loans at prevailing interest rates for those borrowers current with their loan payments. We also modify loans for delinquent borrowers in mutually beneficial workout situations. In response to those situations where foreclosure is unavoidable, we have established experienced sales teams in defined geographic regions who begin marketing the properties as soon as they become vacant. As a result, we have recently seen an increase in the rate at which our foreclosed homes are being sold. For example, in the current quarter, we sold 67 homes, appro ximately 61% of which occurred in March. At the end of the current quarter, about 23% of our inventory of unsold homes was either in escrow to be sold or in negotiation to be sold."

Page 1

          Mr. McGill continued, "While we deal with problem loans, we have not lost sight of our long-term future. In lending, we continue to enhance our home loan underwriting guidelines. The favorable results of such changes can be seen in the loans originated in the current quarter, which had an average FICO score of 745 and loan-to-value ratio of 65%, compared with averages of 721 and 67% in the year-ago quarter. The improved quality of our current loan portfolio also is reflected by the significant decline in our concentration of Option ARM loans. Our Option ARM loans declined by $3.1 billion from a year ago and currently represent 65% of our single family loans, compared to 81% a year ago. Financially, we believe our retail branch system and borrowing capacity at the Federal Home Loan Bank provide adequate liquidity. Our focus is on capital management and our capital levels continue to exceed the "well capitalized" levels established by banking regulation."

Net Interest Income

          Net interest income totaled $83.7 million in the first quarter of 2008, down $41.4 million or 33.1% from a year ago, reflecting a $2.513 billion or 16.5% decline in average interest-earning assets to $12.744 billion and a decline in the effective interest rate spread. The average effective interest rate spread was 2.63% in the current quarter, down 0.65% from a year ago and down 0.04% from the fourth quarter of 2007.

          Compared to a year ago, the current quarter effective interest rate spread was unfavorably impacted by a higher proportion of non-performing assets and a higher proportion of interest-earning assets comprised of investment securities and hybrid adjustable rate mortgage loans, both of which have lower yields than those of option ARM loans that comprised a larger proportion of interest-earning assets a year ago. In addition, the current quarter effective interest rate spread was unfavorably impacted by a lower proportion of loan prepayment fees to the amount of deferred loan origination costs written-off as a result of those payoffs, which declined to 27% in the current quarter from 84% a year ago. This decline was primarily the result of a higher proportion of loans being repaid that were no longer subject to prepayment fees primarily due to the increasing age of the loan portfolio.

Provision for Credit Losses

          During the current quarter, the provision for credit losses totaled $236.9 million, up $236.3 million from a year ago.

          At March 31, 2008, the allowance for credit losses was $547.7 million, comprised of $546.7 million for loan losses and $1.0 million for unfunded loan commitments which is reported within accounts payable and accrued liabilities. The allowance increased $198.4 million this quarter, of which $24.0 million is related to the specific allowance associated with certain troubled debt restructurings resulting from a borrower retention program which is discussed more fully below in the section entitled "Non-Performing Assets." The balance of the increase to the allowance reflects further declines in the value of underlying home collateral as well as further increases in delinquent loans. This has been particularly true in certain geographic areas such as the greater Sacramento, Stockton, Modesto and Contra Costa areas of Northern California, the Inland Empire and San Diego County. Net loan charge-offs totaled $37.0 million in the current quarter, compared to $0.7 million a year ago. The current quarter net charge-offs are primarily related to residential one-to-four unit loans, with the annualized net charge-off ratio associated with these loans increasing to 0.97% from 0.02% a year ago. In addition, current quarter net charge-offs included $10.6 million associated with a $29 million residential lot land loan that was foreclosed upon during the quarter.

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Other Income

          Other income totaled $8.9 million in the current quarter, down $8.8 million or 49.5% from a year ago. Primary contributors to the decline between first quarters were:

  A $7.1 million decline in net gains on sale of loans and mortgage-backed securities, reflecting both a decline in loans sold and a lower gain per dollar of loan sold. Net gains in the current quarter totaled $1.6 million, including a $0.1 million loss due to the SFAS 133 impact of valuing derivatives associated with the sale of loans. Excluding the impact of SFAS 133, a gain was realized equal to 0.75% on secondary market sales of $229 million, compared with the year-ago gain of 1.19% on secondary market sales of $714 million.
  A $1.1 million unfavorable change in income from real estate and joint ventures held for investment, as the current quarter included a writedown of $0.7 million to reflect declines in the value of single family home lots in which the company is a joint venture partner and net gains from sales were below a year ago. Gains from sales in the current quarter were less than $0.1 million, compared to $0.5 million a year ago.

Operating Expense

          Operating expense totaled $89.0 million in the current quarter, up $23.3 million or 35.6% from a year ago. The increase primarily reflected an increase of $23.9 million in net operations of real estate acquired in the settlement of loans due to a higher number of foreclosed properties, while general and administrative expense declined $0.6 million or 0.9% between first quarters. The decline in general and administrative expense was primarily attributable to a $2.5 million or 6.0% decline in salaries and related costs due to a decline in staff from a year ago and a $1.3 million decline in the other general and administrative expense category. Partially offsetting those declines was a $3.1 million goodwill impairment charge in the current quarter to eliminate the remaining goodwill balance and a $0.9 million increase in deposit insurance premiums and regulatory assessments.

Income Taxes

          Due to providing a $111.3 million valuation allowance for deferred tax assets, a $14.5 million tax expense was recorded in the current quarter even though there was a loss before income taxes. In the year-ago quarter, the effective tax rate was 44.0% and reflected $1.6 million of interest expense associated with an underpayment of taxes related to certain loan origination costs.

Assets, Loan Originations and Deposits

          At March 31, 2008, assets totaled $13.131 billion, down $2.107 billion or 13.8% from a year ago. During the current quarter, assets declined $278 million due primarily to a decline of $417 million in loans held for investment, as loan payoffs exceeded originations and the reduction due to the increase in the allowance for loan losses. That decline was partially offset by a $74 million increase in real estate acquired in settlement of loans and a $53 million increase in investment securities available for sale. Included within loans held for investment at quarter end were $7.0 billion of single family adjustable rate mortgages subject to negative amortization, down $567 million from December 31, 2007. These loans comprised 65% of the single family residential loan portfolio held for investment at quarter end, compared to 81% a year ago. The amount of negative amortization included in loan balances declined $3 million during the current quarter to $375 million or 5.39% of loans subject to negative amortization. During the current quarter, approximately 20% of loan interest income represented negative amortization, down from 24% in the fourth quarter of 2007 and 31% in the year-ago first quarter.

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          Loan originations (including purchases) totaled $676 million in the current quarter, down $585 million or 46.4% from $1.261 billion a year ago. Loans originated for sale declined $403 million or 63.0% to $237 million, while single family residential loans originated for portfolio declined $168 million or 27.8% to $435 million. In addition to single family residential loans, $3 million of other loans were originated in the current quarter, down from $17 million a year ago.

          Not included in the above originations are loans for which we modify the terms of a borrower’s loan. During the current quarter, we modified $280 million of loans associated with the portfolio retention program, wherein the borrower was current with their loan payments and the new interest rate was no less than that afforded new borrowers, and $40 million of loans at below market interest rates in loan workout situations. Most of the modifications related to option ARM loans that were modified into ARMs with interest rates that adjust annually but do not permit negative amortization.

          Deposits totaled $10.244 billion at quarter end, down $1.403 billion or 12.0% from a year ago. Although deposits declined from a year ago, the number of checking accounts increased 1.7%. At quarter end, the number of branches totaled 174 (169 in California and five in Arizona). At quarter end, the average deposit size of our 84 traditional branches was $97 million, while the average deposit size of our 90 in-store branches was $23 million. During the current quarter, borrowings increased by $341 million and at quarter end represented 13% of total assets.

Non-Performing Assets

          Non-performing assets increased during the quarter by $521 million to $1.562 billion and represented 11.90% of total assets, compared with 7.77% at year-end 2007 and 0.94% a year ago. Of the current quarter increase, $189 million or 36% represented loans modified as part of a borrower retention program initiated at the beginning of the third quarter of 2007 to provide borrowers who are current with their loan payments a cost effective means to change from an option ARM to a less costly financing alternative. Those loans are considered troubled debt restructurings and have been placed on non-accrual status even though the interest rate following modification was no less than that afforded new borrowers. The reason for this is because the modified interest rate was lower than the interest rate on the original loan and the loan was not re-underwritten to prove that the new interest rate was, in fact, a market interest rate for a borrower with similar credit quality. Interest income is recorded as these borrowers make their loan payments and in the current quarter $8.8 million of interest income was recognized. If these borrowers perform pursuant to the modified terms for six consecutive months, the loans will be placed back on accrual status and, while still reported as troubled debt restructurings, they will no longer be classified as non-performing assets because the borrower will have demonstrated an ability to perform in accordance with the loan modification and the interest rate was no less than those afforded new borrowers at the time of modification. At the current quarter end, $49 million met the performance threshold and were removed from non-performing status.

          To the extent borrowers whose loans were modified pursuant to the borrower retention program are current with their loan payments and included in non-performing assets, it is relevant to distinguish those from total non-performing assets because, unlike other loans classified as non-performing assets, these loans are paying interest at interest rates no less than those afforded new borrowers. At March 31, 2008, approximately 91% of such borrowers had made all loan payments due. Accordingly, when those performing troubled debt restructurings are excluded from the ratio of non-performing assets to total assets, the adjusted ratio drops to 7.41% compared to the actual ratio of 11.90%.

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          At March 31, 2008, real estate acquired in settlement of loans totaled $189 million. Included are 575 single family homes, one property consisting of 113 single family lots and one property consisting of raw land for approximately 545 single family lots. During the quarter, 316 new single family homes were acquired, while 67 were sold. As of quarter end, 62 single family homes were in escrow to be sold and offers were being negotiated on an additional 72 homes.

Regulatory Capital Ratios

          At March 31, 2008, Downey Financial Corp.’s primary subsidiary, Downey Savings and Loan Association, F.A., had core and tangible capital ratios of 8.43% and a risk-based capital ratio of 15.04%. These capital levels were well above the "well capitalized" standards of 5% and 10%, respectively, as defined by regulation.

          Certain statements in this release may constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements do not relate strictly to historical information or current facts. Some forward-looking statements may be identified by use of terms such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Downey’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, economic conditions, competition in the geographic and business areas in which Downey conducts its operations, fluctuations in interest rates, credit quality, the outcome of ongoing audits by taxing authorities and government regulation. Downey does not update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made. Downey is not able to make any assurances, including but not limited to any assurances that the increased rate of sale of foreclosed homes will continue in future periods, the percentage of unsold homes in escrow or under negotiation will be representative of the number or percentage of homes sold in future periods, the improved quality of our loan portfolio will continue in future periods, we will have adequate liquidity in future periods, or capital levels will exceed "well-capitalized" levels in future periods.

          For further information, contact: Brian E. Côté, Chief Financial Officer at (949) 509-4420.

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Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,	March 31,
(Dollars in Thousands, Except Per Share Data)	2008	2007	2007

Assets
Cash	$88,776	$83,840	$157,084
Federal funds	-	5,900	-

Cash and cash equivalents	88,776	89,740	157,084
U.S. Treasury, government sponsored entities and other investment
securities available for sale, at fair value	1,603,100	1,549,879	1,411,258
Loans held for sale, at lower of cost or fair value	109,253	103,384	267,862
Mortgage-backed securities available for sale, at fair value	109	111	117
Loans held for investment	11,163,254	11,381,327	13,002,795
Allowance for loan losses	(546,751)	(348,167)	(60,758)

Loans held for investment, net	10,616,503	11,033,160	12,942,037
Investments in real estate and joint ventures	71,196	68,679	61,663
Real estate acquired in settlement of loans, net	189,127	115,623	17,212
Premises and equipment, net	113,602	115,846	115,534
Federal Home Loan Bank stock, at cost	71,397	70,964	126,125
Mortgage servicing rights:
Measured at fair value	19,425	-	-
Lower of amortized cost or fair value	-	19,512	20,689
Other assets	165,487	120,073	118,288
Deferred tax asset, net	83,374	122,086	-

	$13,131,349	$13,409,057	$15,237,869

Liabilities and Stockholders’ Equity
Deposits	$10,244,289	$10,496,041	$11,647,431
Securities sold under agreements to repurchase	103,000	-	546,870
Federal Home Loan Bank advances	1,434,602	1,197,100	1,298,197
Senior notes	198,494	198,445	198,305
Accounts payable and accrued liabilities	60,480	183,054	93,977
Deferred income taxes	-	-	13,626

Total liabilities	12,040,865	12,074,640	13,798,406

Stockholders’ equity
Preferred stock, par value of $0.01 per share; authorized 5,000,000 shares;
outstanding none	-	-	-
Common stock, par value of $0.01 per share; authorized 50,000,000 shares;
issued 28,235,022 shares at March 31, 2008, December 31, 2007 and
March 31, 2007; outstanding 27,853,783 shares at March 31, 2008,
December 31, 2007 and March 31, 2007	282	282	282
Additional paid-in capital	93,792	93,792	93,792
Accumulated other comprehensive income (loss)	8,982	2,768	(1,676)
Retained earnings	1,004,220	1,254,367	1,363,857
Treasury stock, at cost, 381,239 shares at March 31, 2008,
December 31, 2007 and March 31, 2007	(16,792)	(16,792)	(16,792)

Total stockholders’ equity	1,090,484	1,334,417	1,439,463

	$13,131,349	$13,409,057	$15,237,869

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Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	March 31,

(Dollars in Thousands, Except Per Share Data)	2008	2007

Interest income
Loans	$177,557	$252,172
U.S. Treasury and government sponsored entities securities	20,488	19,174
Mortgage-backed securities	3	3
Other investment securities	1,078	2,471

Total interest income	199,126	273,820

Interest expense
Deposits	96,428	113,575
Federal Home Loan Bank advances and other borrowings	15,669	31,830
Senior notes	3,304	3,301

Total interest expense	115,401	148,706

Net interest income	83,725	125,114
Provision for credit losses	236,870	617

Net interest income (loss) after provision for credit losses	(153,145)	124,497

Other income, net
Loan and deposit related fees	8,239	8,836
Real estate and joint ventures held for investment, net	(605)	476
Secondary marketing activities:
Loan servicing loss, net	(1,196)	(436)
Net gains on sales of loans and mortgage-backed securities	1,649	8,740
Net gains on sales of investment securities	837	-
Other	14	72

Total other income, net	8,938	17,688

Operating expense
Salaries and related costs	39,702	42,234
Premises and equipment costs	8,997	8,809
Advertising expense	461	1,191
Deposit insurance premiums and regulatory assessments	3,703	2,764
Professional fees	303	559
Impairment writedown of goodwill	3,149	-
Other general and administrative expense	8,480	9,795

Total general and administrative expense	64,795	65,352
Net operation of real estate acquired in settlement of loans	24,196	291

Total operating expense	88,991	65,643

Income (loss) before income taxes	(233,198)	76,542
Income taxes	14,499	33,679

Net income (loss)	$(247,697)	$42,863

Per share information
Basic	$(8.89)	$1.54
Diluted	$(8.89)	$1.54
Cash dividends declared and paid	$0.12	$0.12
Weighted average shares outstanding
Basic	27,853,783	27,853,783
Diluted	27,853,783	27,884,030

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Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

	Three Months Ended
	March 31,

(Dollars in Thousands)	2008	2007

Net income (loss) by business segment
Banking	$(247,258)	$42,423
Real estate investment	(439)	440

Total net income (loss)	$(247,697)	$42,863

Selected financial ratios
Effective interest rate spread	2.63%	3.28%
Efficiency ratio (a)	66.10	45.92
Return on average assets	(7.38)	1.09
Return on average equity	(76.96)	12.10

Asset and liability activity
Loans for investment portfolio:
Originations: (b)
Residential one-to-four units	$435,326	$602,898
All other	3,382	17,500
Repayments	(552,942)	(1,560,187)

Loans originated for sale portfolio (b)	237,356	640,669

Loans and mortgage-backed securities sold	(228,987)	(714,430)

Decrease in loans and mortgage-backed securities	(410,790)	(960,734)

Decrease in assets	(277,708)	(969,513)

Decrease in deposits	(251,752)	(137,438)

Increase (decrease) in borrowings	340,551	(765,644)

Earnings Release and Table Listing

	March 31,	December 31,	March 31,
	2008	2007	2007

Capital ratios (Bank only)
Tangible and core	8.43%	9.98%	9.64%
Risk-based	15.04	18.70	19.57

Book value per share	$39.15	$47.91	$51.68

Number of branches including in-store locations	174	172	173

(a) The amount of general and administrative expense, excluding the impairment writedown of goodwill, expressed as a percentage of net interest income plus other income, excluding income associated with real estate held for investment.
(b) Included loans purchased.

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Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – (Continued)

	Three Months Ended

	March 31, 2008			December 31, 2007			March 31, 2007

			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
(Dollars in Thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Average balance sheet data
Interest-earning assets:
Loans:
Loan prepayment fees		$1,970	0.07%		$4,117	0.15%		$21,804	0.64%
Write-off of deferred costs and
premiums from loan payoffs		(7,431)	(0.27)		(8,541)	(0.30)		(25,814)	(0.76)
All other		183,018	6.67		199,011	6.92		256,182	7.49

Total loans	$10,976,680	177,557	6.47	$11,495,709	194,587	6.77	$13,678,775	252,172	7.37
Mortgage-backed securities	111	3	5.78	111	3	5.77	152	3	5.80
Investment securities (a)	1,767,618	21,566	4.91	1,906,138	23,589	4.91	1,578,946	21,645	5.56

Total interest-earnings assets	12,744,409	199,126	6.25	13,401,958	218,179	6.51	15,257,873	273,820	7.18
Non-interest-earning assets	685,179			539,099			469,512

Total assets	$13,429,588			$13,941,057			$15,727,385

Transaction accounts:
Non-interest-bearing checking (b)	$651,304	$-	-%	$676,835	$-	-%	$755,063	$-	-%
Interest-bearing checking (b)	459,560	565	0.49	467,291	342	0.29	488,174	395	0.33
Money market	135,072	349	1.04	135,798	354	1.03	150,385	385	1.04
Regular passbook	1,033,362	2,389	0.93	1,058,830	2,523	0.95	1,243,823	2,949	0.96

Total transaction accounts	2,279,298	3,303	0.58	2,338,754	3,219	0.55	2,637,445	3,729	0.57
Certificates of deposit	8,069,098	93,125	4.64	8,263,836	101,865	4.89	9,004,183	109,846	4.95

Total deposits	10,348,396	96,428	3.75	10,602,590	105,084	3.93	11,641,628	113,575	3.96
FHLB advances and other borrowings (c)	1,410,913	15,669	4.47	1,431,431	20,497	5.68	2,227,592	31,830	5.79
Senior notes	198,476	3,304	6.66	198,428	3,303	6.66	198,289	3,301	6.66

Total deposits and borrowings	11,957,785	115,401	3.88	12,232,449	128,884	4.18	14,067,509	148,706	4.29
Other liabilities	184,420			279,722			243,070
Stockholders’ equity	1,287,383			1,428,886			1,416,806

Total liabilities and stockholders’ equity	$13,429,588			$13,941,057			$15,727,385

Net interest income/interest rate spread		$83,725	2.37%		$89,295	2.33%		$125,114	2.89%
Excess of interest-earning assets over
deposits and borrowings	$786,624			$1,169,509			$1,190,364
Effective interest rate spread			2.63			2.67			3.28

(a) Yields for securities available for sale are calculated using historical cost balances and are not adjusted for changes in fair value that are reflected as a separate component of stockholders’ equity.
(b) Included amounts swept into money market deposit accounts.
(c) The impact of interest rate swap contracts was included, with notional amounts totaling $430 million of receive-fixed, pay-3-month London Inter-Bank Offered Rate ("LIBOR") variable interest, which contracts serve as a permitted hedge against a portion of our FHLB advances.

Earnings Release and Table Listing

	Three Months Ended

	March 31,	December 31,	March 31,
(Dollars in Thousands)	2008	2007	2007

Loan and deposit related fees
Loan related fees	$422	$467	$842
Deposit related fees:
Automated teller machine fees	1,997	2,285	2,305
Other fees	5,820	6,215	5,689

Total loan and deposit related fees	$8,239	$8,967	$8,836

Net gains (losses) on sales of loans and mortgage-backed securities
Mortgage servicing rights	$1,122	$945	$1,341
All other components excluding SFAS 133	596	(393)	7,148
SFAS 133	(69)	(460)	251

Total net gains on sales of loans and mortgage-backed securities	$1,649	$92	$8,740

Secondary marketing gain excluding SFAS 133 as a
percentage of associated sales	0.75%	0.31%	1.19%

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DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – (Continued)

	Three Months Ended

	March 31,	December 31,	March 31,
(Dollars in Thousands)	2008	2007	2007

Loan servicing income (loss), net
Net cash servicing fees	$1,765	$2,166	$1,607
Payoff and curtailment interest cost (a)	(471)	(544)	(1,063)
Change in fair value of mortgage servicing rights (b)	(2,490)	-	-
Amortization of mortgage servicing rights	-	(1,085)	(1,024)
(Provision for) reduction of impairment of mortgage servicing rights	-	(2,197)	44

Total loan servicing loss, net	$(1,196)	$(1,660)	$(436)

Mortgage servicing rights activity (b)
Balance at beginning of period	$21,973	$22,114	$21,435
Remeasurement of mortgage servicing rights to fair value	(918)	-	-

Adjusted balance at beginning of period	21,055	22,114	21,435

Additions (c)	1,122	945	1,341
Amortization	-	(1,085)	(1,024)
Sales	(262)	-	(868)
Impairment write-down	-	(1)	(13)
Changes in fair value due to:
Changes in valuation model inputs or assumptions (d)	(1,751)	-	-
Other changes (e)	(739)	-	-

Balance at end of period	19,425	21,973	20,871

Allowance balance at beginning of period	2,461	265	239
Remeasurement of mortgage servicing rights to fair value	(2,461)	-	-

Adjusted balance at beginning of period	-	265	239

Provision for (reduction of) impairment	-	2,197	(44)
Impairment write-down	-	(1)	(13)

Allowance balance at end of period	-	2,461	182

Total mortgage servicing rights, net	$19,425	$19,512	$20,689

As a percentage of associated mortgage loans	0.80%	0.80%	0.88%
Fair value (f)	$19,425	$20,991	$22,461
Weighted average expected life (in months)	50	53	56
Custodial account earnings rate	3.72%	4.53%	5.26%
Weighted average discount rate	11.47	11.45	10.27

Earnings Release and Table Listing

	March 31,	December 31,	March 31,
(Dollars in Thousands)	2008	2007	2007

Mortgage loans serviced for others
Total	$5,431,475	$5,525,357	$6,021,673
With capitalized mortgage servicing rights: (f)
Amount	2,428,098	2,436,278	2,348,060
Weighted average interest rate	5.88%	5.88%	5.77%
Total loans sub-serviced without mortgage servicing rights: (g)
Term – less than six months	$69,810	$81,123	$125,425
Term – indefinite	2,933,567	2,995,119	3,533,200

Custodial account balances	$71,479	$81,778	$176,171

(a) Represents the difference between the contractual obligation to pay interest to the investor for an entire month and the actual interest received when a loan prepays prior to the end of the month. However, loan servicing activities do not include the benefit of the use of total loan repayments to increase net interest income.
(b) Effective January 1, 2008, Downey adopted the fair value provision of Statement of Financial Accounting Standards No. 156, Accounting for Servicing of Financial Assets – an amendment of FASB Statement No. 140 ("SFAS 156") and remeasured its mortgage servicing rights ("MSRs") at fair value. Downey recorded a pretax adjustment to increase MSRs by $1.5 million and a corresponding cumulative effect adjustment of $0.9 million, after tax, to increase the 2008 beginning balance of retained earnings in stockholders’ equity.
(c) Included minor amounts repurchased.
(d) Reflects changes in assumptions for discount rates, prepayment speeds, etc.
(e) Represents changes due to realization of expected cash flows over time.
(f) Excludes loans sub-serviced without capitalized mortgage servicing rights. The estimated fair values for periods presented prior to 2008 may exceed book value for certain asset strata and excluded loans sold or securitized prior to 1996.
(g) Servicing is performed for a fixed fee per loan each month.

Page 10

Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – (Continued)

	March 31,	December 31,	March 31,
(Dollars in Thousands)	2008	2007	2007

Loans held for investment
Loans secured by real estate:
Residential one-to-four units	$10,712,235	$10,877,228	$12,404,020
Home equity loans and lines of credit	133,338	138,305	168,442
Residential five or more units	100,374	100,963	110,228
Commercial real estate	24,749	26,427	26,296
Construction	74,730	81,098	61,955
Land	10,373	49,521	58,795
Non-mortgage:
Commercial	5,305	5,000	2,200
Consumer	5,934	5,989	6,143

Total loans held for investment	11,067,038	11,284,531	12,838,079
Increase (decrease) for:
Undisbursed loan funds and net deferred costs and premiums	96,216	96,796	164,716
Allowance for losses	(546,751)	(348,167)	(60,758)

Total loans held for investment, net	$10,616,503	$11,033,160	$12,942,037

Loans held for sale
Residential one-to-four units	$110,685	$103,320	$266,162
Net deferred costs and premiums	(362)	(109)	2,156
Capitalized basis adjustment (a)	(1,070)	173	(456)

Total loans held for sale, net	$109,253	$103,384	$267,862

Residential one-to-four unit loans subject to negative amortization
Held for investment:
Amount	$6,963,165	$7,530,590	$10,054,917
Amount as a percentage of total residential one-to-four unit loans	65%	69%	81%
Negative amortization included in the loan balance	375,400	378,664	357,630
Negative amortization as a percentage of the associated loan balance	5.39%	5.03%	3.56%

Non-performing assets
Non-accrual loans:
Residential one-to-four units:
Performing troubled debt restructurings (b)	$589,304	$400,562	$-
Other troubled debt restructurings	110,368	31,218	-
All other	658,334	448,516	114,833
Construction	14,869	15,933	-
Land	-	29,080	11,345
Other	487	837	28

Total non-accrual loans	1,373,362	926,146	126,206
Real estate acquired in settlement of loans	189,127	115,623	17,212

Total non-performing assets	$1,562,489	$1,041,769	$143,418

Non-performing assets as a percentage of total assets:
Performing troubled debt restructurings (b)	4.49%	2.99%	-%
All other non-performing assets	7.41	4.78	0.94

Total non-performing assets as a percentage of total assets	11.90%	7.77%	0.94%

Delinquent loans
30-59 days	$226,250	$239,338	$48,032
60-89 days	160,784	135,177	31,592
90+ days (c)	576,617	314,365	93,464

Total delinquent loans	$963,651	$688,880	$173,088

Delinquencies as a percentage of total loans	8.62%	6.05%	1.32%

(a) Reflected the change in fair value of the interest rate lock derivative from the date of rate lock to the date of funding.
(b) Represents troubled debt restructurings (TDRs) associated with Downey’s borrower retention program wherein all loan payments were current and interest rates were modified to no less than that offered new borrowers at the time of loan modification. These TDR loans will be on non-accrual status until six consecutive months of successful payment history has been established, at which time they will be removed from non-accrual status and will no longer be reported as non-performing assets, just TDRs. Interest income is being recognized on these TDR loans as paid on a cash basis.
(c) All 90 day or greater delinquencies are on non-accrual status and reported as part of non-performing assets.
Note: Certain prior period amounts have been reclassified to conform to the current presentation.